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                        [LOGO] GlobalEuroNet Group, Inc.

                                October 13, 2000

Mr. W. Thomas Hodgson
President and Chief Executive Officer
GlobalNet Financial.com, Inc.
33 Glasshouse Street
London W1R 5RG

Dear Tom:

        This is to formalize the agreement between GlobalEuroNet Group, Inc. ("GlobalEuroNet Group" or the "Company") and the Global Technology Group ("Global Technology"), formerly Cyber Wolf or GlobalNetFinancial.com, whereby GlobalNetFinancial.com provides GlobalEuroNet reasonable and unrestricted access to the consultants that comprise Global Technology. Such access is important to the Company's attaining its strategic objectives, has proved valuable in the past and will be essential in the future. GlobalEuroNet's access to the Global Technology professionals will not be allowed to compromise said professional's day-to-day responsibilities and duties to GlobalNetFinancial.com

        GlobalEuroNet agrees that it will be reasonable and respectful in its reliance on this agreement and that its access will be secondary to the requirements and schedule demands of GlobalNetFinancial.com. In the event that travel is required, GlobalEuroNet would assume responsibility for all such associated costs.

        GlobalEuroNet is aware of, and sensitive to the fact that these professionals are essential to the operation of GlobalNetFinancial.com and it is in the best interest of all parties that access to these professionals be utilized in an efficient manner.

        Tom, if this agreement is satisfactory to you, please sign in the space provided below.


                                        Sincerely,

                                        /s/ Christopher D. Jennings
                                        Christopher D. Jennings
                                        Co-Chief Executive Officer

Agreed and Accepted:

/s/ W. Thomas Hodgson
-----------------------
W. Thomas Hodgson
President and Chief Executive Officer
GlobalNetFinancial.com, Inc.